CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Global Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Global Trust to Purchase Office Building in United Kingdom Leased to Everything Everywhere, a Joint Venture between Deutsche Telekom and France Telecom

New York, New York, May 28, 2013 – American Realty Capital Global Trust, Inc. (“ARC Global”) announced today that it expects to complete the purchase in early June of an office building in the U.K. leased to Everything Everywhere (the “Property”). The Property will be purchased for £8.0 million, excluding acquisition costs, representing a capitalization rate of 9.6% (calculated by dividing annualized rental income on a straight-line basis by base purchase price). The triple-net lease has a remaining lease term of 14.1 years and is subject to upward rent adjustments marked to market every five years.

The office building is 100% leased to Everything Everywhere Limited, a mobile network operator and internet service provider, which has an investment grade credit rating as determined by a major credit rating agency. Everything Everywhere is a joint venture between Deutsche Telekom and France Télécom.

“We are pleased to announce another U.K. acquisition, continuing to build our international portfolio of high quality properties net leased to strong credit tenants and purchased at attractive cap rates,” stated Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARC Global. Mr. Schorsch continued, “The Everything Everywhere acquisition is demonstrative of that goal. We will continue to work closely with Moor Park, our European partner, to assemble a robust pipeline of European acquisitions while also keeping a close eye on our U.S. prospects.”

About American Realty Capital

Founded in 2006, American Realty Capital (“ARC”) is a full-service investment management firm providing advisory services to retail and institutional investors. ARC is an active sponsor and manager of public and private real estate investments, a business development company and other investment products. Collectively, ARC's senior team of seasoned professionals has acquired and managed over $8 billion of real estate, as well as $5 billion of corporate sale-leasebacks and net leased properties.

http://www.americanrealtycap.com

About Moor Park Capital Partners LLP

Moor Park Capital Partners LLP (“Moor Park”), founded in 2006, is a UK limited liability partnership and is regulated by the FSA. Headquartered in London, Moor Park is a private real estate firm which concentrates on commercial property investment in Europe and has approximately £2.7 billion of real estate assets currently under management. Moor Park provides a wide range of services to its clients, including, among others, acquisition, development, asset, property and facility management, leasing services, centralized corporate support services and financing services. The partners of Moor Park are Gary Wilder, Shemeel Khan and Jagdeep Kapoor, and together have 60 years plus experience structuring and executing in excess of £20 billion of real estate transactions over their careers internationally.

http://www.moorparkcapital.com

Important Notice

ARC Global is a publicly registered, non-traded real estate investment program that intends to qualify as a real estate investment trust for the taxable year ending December 31, 2013. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.